EXHIBIT 2.2

AMENDMENT TO STOCK PURCHASE AGREEMENT

This AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of April 12, 2022 (this “Amendment”), is made by and among ALJ Regional Holdings, Inc., a Delaware corporation (“Seller”), LSC Communications Book LLC, a Delaware limited liability company (“Purchaser”), and Phoenix Color Corp., a Delaware corporation (the “Company”, and together with Seller and Purchaser, the “Parties”).

WHEREAS, the Parties are parties to that certain Stock Purchase Agreement, dated as of February 3, 2022 (the “Purchase Agreement”);

WHEREAS, Section 9.04 of the Purchase Agreement permits the Parties to amend the Purchase Agreement by an instrument in writing signed by all the Parties; and

WHEREAS, the Parties desire to amend the Purchase Agreement as provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and forth other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.Definitions.  Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the Purchase Agreement.

2.Amendment of Cash Definition.  Section 1.02(a)(iv) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(iv)“Cash” means all cash, cash equivalents, bank deposits, and checks received but not yet cleared held by the Company or any of its Subsidiaries, minus (A) the amount payable in respect of unpaid or uncleared checks or drafts issued prior to the determination date and (B) any amounts that are not freely usable because they are subject to restrictions or limitations on use or distribution by Law, contract or otherwise (other than such restrictions or limitations applicable to the Company’s collections account at PNC Bank (account number ending in 3467) prior to the Closing in respect of the funds contained therein, provided that such restrictions and limitations are terminated no later than seventy-four (74) days after the Closing Date).”

3.Amendment of Closing Indebtedness Definition.  Section 1.02(a)(vi) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(vi)“Closing Indebtedness” means, with respect to the Company and its Subsidiaries, an amount (which may be positive or negative) equal to the result of (x) the sum of, without duplication, (A) indebtedness for borrowed money, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment for which the Company or any Subsidiary is responsible or liable, (C) all obligations of the Company and its Subsidiaries issued or assumed as the deferred purchase price of property or services, including all seller notes and contingent or earn-

out payments (but excluding trade accounts payable, and other accrued current liabilities to the extent reflected in the calculation of Working Capital), (D) all conditional sale obligations of the Company and its Subsidiaries and all obligations of the Company and its Subsidiaries under any title retention agreement (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (E) all obligations of the Company and its Subsidiaries under leases which are or are required to be capitalized in accordance with GAAP (“Capital Leases”), (F) all obligations of the Company and its Subsidiaries for the reimbursement of any obligor on any letter of credit, surety bond, banker’s acceptance or similar credit transaction, (G) any unsatisfied severance or termination obligations of the Company or any of its Subsidiaries with respect to employees (or other service providers) whose employment (or other service) terminated prior to the Closing Date, the aggregate amount of any outstanding retention bonus payable to Marc Reisch pursuant to the Reisch Employment Agreement and/or the Reisch Novation Agreement to the extent payable by the Company or any of its Subsidiaries (without duplication of any such amount included in the definition of Change in Control Payment), any unvested long-term incentive plan awards, or any unfunded or under-funded liabilities pursuant to any defined benefit pension, post-termination or retiree health and welfare benefit or nonqualified deferred compensation plan or arrangement, in each case, including the aggregate amount of the employer portion of any withholding, payroll, employment, social security or similar associated therewith, computed as though all amounts were payable as of the Closing Date, (H) any obligations under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward, cross right or other hedging agreement or derivative contract, net of any obligations to the Company or any of its Subsidiaries thereunder, (I) unpaid income Taxes (including, for the avoidance of doubt, any franchise Taxes in lieu of income Taxes) in respect of any Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period (calculated in accordance with Section 7.01(b)) for which a Tax Return has not yet been filed, (J) any Taxes for any Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period that were deferred pursuant to any COVID-19 Laws (and remain unpaid), (K) the outstanding amounts due, including accounts payable and accrued expenses, related to the purchase and installation of the new book bindery and support equipment in Hagerstown, MD, and the new sheeter for Terre Haute, IN, as set forth on Schedule 1.02(a)(vi); (L) all obligations of the type referred to in clauses (A) through (K) of the Company and its Subsidiaries, the payment for which any of the Company and its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, or for which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, and (M) all principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties, including breakage costs, unpaid fees or expenses and other monetary obligations in respect of the obligations of the type referred to in clauses (A) through (L), minus (y) Cash. For the avoidance of doubt, “Closing Indebtedness” shall not include any amounts that are included as a current liability reflected in the calculation of Working Capital on the Closing Statement.”

4.No Other Modification.  Except to the extent specifically amended herein or supplemented hereby, the Purchase Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Purchase Agreement, as amended by this Amendment.  From and after the date of this Amendment, each reference in the Purchase Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and all references to the Purchase Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Purchase Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

5.Other Terms.  The provisions of Sections 9.03, 9.04, 9.05, 9.06, 9.07, 9.08, 9.12, 9.13 and 9.16 of the Purchase Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties mutatis mutandis.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

ALJ REGIONAL HOLDINGS, INC.

By: /s/ Jess Ravich

Name:  Jess Ravich

Title:  Chief Executive Officer

LSC COMMUNICATIONS BOOK LLC

By: /s/ Rajeev Balakrishna

Name:  Rajeev Balakrishna

Title:  General Counsel, Chief Compliance Officer & Secretary

PHOENIX COLOR CORP.

By: /s/ Marc Reisch

Name:  Marc Reisch

Title:  Chief Executive Officer

[Signature Page to Amendment to Stock Purchase Agreement]